Exhibit 99.1

News Release

For Immediate Release

February 11, 2015

Approach Resources Inc.

Announces Record Annual Production

and Proved Reserves

Fort Worth, Texas, February 11, 2015 – Approach Resources Inc. (NASDAQ: AREX) today reported estimated fourth quarter and full-year 2014 production and reserves.

Production Highlights

•	Fourth quarter production was 15.1 MBoe/d, a 34% increase over the prior-year quarter

•	Full-year 2014 production was 5,049 MBoe, a 47% increase over the prior year

•	Oil production was 2,024 MBbls, a 40% increase over the prior year

•	Oil production represented 40% of total production for full-year 2014

•	Drilled 68 horizontal wells and placed 64 horizontal wells on production

•	2014 capital expenditures of $393.5 million

Proved Reserves Highlights

•	Year-end 2014 proved reserves grew to 146.2 MMBoe, a 27% increase over the prior year

•	PV-10 (non-GAAP) was $1.4 billion, a 25% increase over the prior year

Management Comment

Ross Craft, Approach’s Chairman and CEO commented, “At the beginning of 2014 we set an ambitious goal of achieving a 40% annual production growth rate, while maintaining one of the lowest drilling and completion cost structures in the Permian Basin. Now with 12 months behind us, I am very pleased with the operational performance of our team. Not only were we able to beat our original production goal and deliver a 47% growth in production, but even more importantly, we were able to do that while controlling our capital costs, which came in below our original $400 million budget.

Looking ahead to 2015, our industry is presented with a different set of challenges, given the significant change in commodity prices. We continue to conservatively manage our balance sheet, and we remain flexible on our capital spending budget, particularly as we take proactive steps to further reduce our cost structure and enhance drilling economics. Most importantly, we have no near-term debt maturities, and our liquidity position is strong, providing the ability to weather a prolonged downturn in commodity prices and to take advantage of opportunities that may become available.”

Estimated Fourth Quarter and Full-Year 2014 Production

Estimated fourth quarter 2014 production totaled 1,390 MBoe (15.1 MBoe/d), a 34% increase over fourth quarter 2013 and a 6.4% increase over third quarter 2014. Estimated oil production for fourth quarter 2014 increased 14% compared to fourth quarter 2013 and 7.1% from third quarter 2014.

Estimated full-year 2014 production totaled 5,049 MBoe (13.8 MBoe/d), a 47% increase over 2013. Oil production for 2014 increased 40% compared to 2013.

INVESTOR CONTACT Sergei Krylov Executive Vice President & Chief Financial Officer ir@approachresources.com 817.989.9000	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Production:
Oil (MBbls)	542	475	2,024	1,444
NGLs (MBbls)	404	268	1,461	951
Gas (MMcf)	2,656	1,784	9,383	6,177

Total (MBoe)	1,390	1,041	5,049	3,424
Total (MBoe/d)	15.1	11.3	13.8	9.4
% Oil	39%	46%	40%	42%

2014 Estimated Proved Reserves and Costs Incurred

Year-end 2014 proved reserves totaled 146.2 MMBoe, up 27% from year-end 2013 proved reserves of 114.7 MMBoe. Our proved oil reserves increased 20% to 55.3 MMBbls, compared to year-end 2013 proved oil reserves of 46.1 MMBbls. Year-end 2014 proved reserves were 38% oil, 28% NGLs and 34% natural gas. Proved developed reserves represent approximately 41% of total year-end 2014 proved reserves, up from 39% at year-end 2013.

Preliminary, unaudited costs incurred during 2014 totaled $ 393.5 million and included $364 million for drilling and completion activities, $24.9 million for infrastructure projects and other equipment and $4.6 million for acreage acquisitions and lease extensions.

Conference Call Scheduled for Thursday, February 26, 2015

The Company plans to announce fourth quarter and full-year 2014 financial and operational results on Wednesday, February 25, 2015, after close of trading. In addition, the Company plans to host a conference call on Thursday, February 26, 2014, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss fourth quarter and full-year 2014 financial and operational results. Those wishing to listen to the conference call, may do so by visiting the Events page under the Investor Relations section of the Company’s website, www.approachresources.com, or by phone:

Dial in:	(877) 201-0168
Intl. dial in:	(647) 788-4901
Passcode:	Approach/76119425

A replay of the call will be available on the Company’s website or by dialing:

Dial in:	(855) 859-2056
Passcode:	76119425

Supplemental Non-GAAP Financial and Other Measures

PV-10

The present value of our proved reserves, discounted at 10% (“PV-10”), was estimated at $1.4 billion at December 31, 2014, and was calculated based on the first-of-the-month, 12-month average prices for oil, NGLs and gas, of $94.56 per Bbl of oil, $31.50 per Bbl of NGLs and $4.55 per MMBtu of natural gas.

PV-10 is our estimate of the present value of future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating the Company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.

The Company has not provided a reconciliation of its PV-10 to our standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP, in this release because final income tax information for 2014 is not yet available. The Company will provide its customary reconciliation of PV-10 to standardized measure in its forthcoming Form 10-K for the year ended December 31, 2014, to be filed with the SEC.

About Approach Resources

Approach Resources Inc. is an independent energy company focused on the exploration, development, production and acquisition of unconventional oil and gas reserves in the Midland Basin of the greater Permian Basin in West Texas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

3